EXHIBIT 21
Marsh Supermarkets, Inc. and Subsidiaries
Subsidiaries of the Registrant

	State of	Name under which Business
Name as Specified	Incorporation	Done if Different from
in Charter	or Organization	Name Specified in Charter
Marsh Drugs, Inc.	Indiana	Marsh Drugs
Marsh Village Pantries, Inc.	Indiana	Village Pantry
Mundy Realty, Inc.	Indiana
Mar Properties, Inc.	Indiana
Marlease, Inc.	Indiana
Marsh International, Inc.	Indiana	Marsh International
Temporary Services, Inc.	Indiana
Limited Holdings, Inc.	Indiana
Marsh Supermarkets of Illinois, Inc.	Indiana	Marsh Experts in Fresh
Marsh Drugs of Illinois, Inc.	Indiana	Marsh Drugs
North Marion Development Corp.	Indiana
Contract Transport, Inc.	Indiana
Crystal Food Services, LLC	Indiana	Crystal Food Services, Primo Catering
Catering, Capital Vending
LoBill Foods, LLC	Indiana	LoBill
Contract Transport, LLC	Indiana
Marsh Supermarkets, LLC	Indiana	Marsh
Village Pantry, LLC	Indiana	Village Pantry
Marsh Drugs, LLC	Indiana	Marsh Drugs
Trademark Holdings, Inc.	Delaware
Marsh Clearing House, LLC	Indiana
Crystal Café Management Group, LLC	Indiana	Crystal
Crystal Food Management Services, LLC	Indiana
Butterfield Foods, LLC	Indiana	Butterfield
Floral Fashions, LLC	Indiana	Floral Fashions
O’Malia Food Markets, LLC	Indiana	O’Malia Food Markets, Joe O’Malia
Food Markets
CF Property, LLC	Indiana
BF Property, LLC	Indiana
CSD Property, LLC	Indiana
MD Property, LLC	Indiana
MS Property, LLC	Indiana
Pantry Property, LLC	Indiana
McNamara, LLC	Indiana
MCN Property, LLC	Indiana
Floral Property, LLC	Indiana
LB Property, LLC	Indiana